EXHIBIT 99.1

CMS Bancorp, Inc. Announces Financial Results for the Three Months Ended December 31, 2011

WHITE PLAINS, N.Y., Feb. 14, 2012 (GLOBE NEWSWIRE) -- CMS Bancorp, Inc. (Nasdaq:CMSB) (the "Company"), the parent of Community Mutual Savings Bank (the "Bank"), announced a net loss of $227,000 or $0.13 per share, for the three months ended December 31, 2011, compared to net income of $90,000, or $0.05 per share, for the three months ended December 31, 2010. The three months ended December 31, 2011 included a provision for loan losses of $365,000.

Commenting on these results, President and Chief Executive Officer John Ritacco stated that "the weak economy, high levels of unemployment and declines in real estate values have continued to negatively affect the financial health of the consumer and small business owner. Our results were principally affected by an increased level of impaired loans and non-performing loans which rose during the three months ended December 31, 2011, and required the Bank to increase its allowance for loan and lease loss reserve by $365,000 for the three months ended December 31, 2011 compared to $25,000 in the three months ended December 31, 2010."

Mr. Ritacco reported that "despite the continuing downward pressure on loan interest rates, we were able to report an increase in net interest income. We have continued to grow our assets through increases in our local deposits, particularly non-interest bearing commercial demand deposits, and higher levels of loan originations in other than one-to-four-family mortgages. We have successfully transitioned from a predominately one-to-four family residential real estate portfolio towards an ever increasing component of non-residential and commercial loans, thereby helping us to keep our interest spreads at somewhat acceptable levels. In the three months ended December 31, 2011, the non-residential and commercial loan portion of our loan portfolio grew by $6.5 million and net of prepayments and normal amortization, the net loan portfolio grew by $4.3 million, or 2.4%."

Commenting on the other financial statement components, Mr. Ritacco reported that "we were able to increase our net interest income by maximizing the yield on interest earning assets, to the extent possible, and minimizing the cost of our interest bearing liabilities through the consistent oversight of our liquidity and cash flow position. The difficult economic conditions have limited our ability to generate loans for sale in the secondary market, thereby reducing the level of our non-interest income. Our non-interest expenses rose marginally due to additions made to our lending personnel but were still held in check by our strict non-interest expense cost controls."

Mr. Ritacco commented that, "Over the past several quarters, the Bank has strengthened its sales teams, invested in new technology, both from an internal as well as from the external customer standpoint, and focused on creating brand identity, which when combined with higher levels of liquidity and a strong capital position, has positioned us for future growth and consistent earnings." Finally, Mr. Ritacco noted that on February 1, 2012, the Company prepaid $20 million of FHLB-NY debt which was scheduled to mature in August 2012. In prepaying this debt, the Company incurred a prepayment penalty of $481,000 and estimates that this repayment and refinancing will reduce interest expense for the remainder of the fiscal year ending September 30, 2012 by approximately $525,000 as well as helping to improve the Bank's net interest margin. Finally, in February 2012, the Bank sold approximately $20.7 million of available-for-sale securities realizing a gain of $537,000. The security proceeds are expected be reinvested in available-for-sale securities with similar yields.

Forward-Looking Statements

This press release may include forward-looking statements based on current management expectations, including statements about being positioned for future growth and consistent earnings, reduced interest expense for the remainder of the fiscal year and improvement in the Bank's future interest margin. Readers should not place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. There can be no assurance that we will grow as anticipated, will have consistent future earnings, our interest expense for the remainder of the fiscal year will be reduced or that the Bank's interest margin will improve. Factors that could cause actual results to differ from those expressed or implied by such forward-looking statements include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) changes in conditions in the real estate market or the local economy; (iii) competition among providers of financial services; (iv) changes in the quality or composition of loan and investment portfolios of the Bank; (v) changes in accounting and regulatory guidance applicable to banks; and (vi) price levels and conditions in the public securities markets generally. Additional factors that could cause actual results to differ from those expressed or implied in the forward looking statements are described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2011, and Quarterly Report on Form 10-Q for the quarter ended December 31, 2011, and other filings made with the U.S. Securities and Exchange Commission. These factors could affect the Company's financial performance and could cause the actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Neither the Company nor the Bank undertake and specifically decline any obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CMS Bancorp, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited, In thousands)

	December 31, 2011	September 30, 2011
ASSETS
Cash and cash equivalents	$9,073	$4,304
Securities	58,819	59,762
Loans, net	183,117	178,796
Other assets	9,170	10,914
Total assets	$260,179	$253,776

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$200,271	$194,742
Borrowed money	34,380	34,421
Other liabilities	3,369	2,398
Total liabilities	238,020	231,561
Stockholders' equity	22,159	22,215
Total liabilities and stockholders' equity	$260,179	$253,776

CMS Bancorp, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, In thousands, except per share data)

	Three Months Ended December 31,
	2011	2010

Interest income	$2,900	$2,846
Interest expense	951	936
Net interest income	1,949	1,910
Provision for loan losses	365	25
Net interest income after provision for loan losses	1,584	1,885
Non-interest income	100	189
Non-interest expense	2,048	2,004
Income (loss) before income tax (benefit)	(364)	70
Income tax (benefit)	(137)	(20)
Net income (loss)	$ (227)	$ 90
Net income (loss) per common share	$ (0.13)	$ 0.05
CONTACT: Stephen E. Dowd
         Senior Vice President & Chief Financial Officer
         914-422-2700